Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER NET INCOME OF $599 MILLION
OR $1.33 PER DILUTED SHARE

Riverwoods, IL, July 22, 2015 - Discover Financial Services (NYSE: DFS) today reported net income of $599 million or $1.33 per diluted share for the second quarter of 2015, as compared to $644 million or $1.35 per diluted share for the second quarter of 2014. The company's return on equity for the second quarter of 2015 was 21%.

Second Quarter Highlights

•	Total loans grew $3.2 billion, or 4.8%, from the prior year to $69.0 billion.

•	Credit card loans grew $2.2 billion, or 4.2%, to $54.9 billion and Discover card sales volume increased 2.3% from the prior year or approximately 5% excluding gas purchases.

•	Net charge-off rate for credit card loans decreased 5 basis points from the prior year to 2.28% and the delinquency rate for loans over 30 days past due decreased 8 basis points to 1.55%.

•	Payment Services transaction dollar volume for the segment was $47.5 billion, down 7% from the prior year.

“We once again generated solid loan growth amid heightened competition, marking more than four years of quarterly card receivables growth,” said David Nelms, chairman and CEO of Discover. “Our results benefited from strong credit results with both overall charge-off and delinquency rates declining versus last year.”

Segment Results:

Direct Banking

Direct Banking pretax income of $914 million in the quarter was down $70 million, or 7%, driven by lower other income and higher expenses in part due to $42 million of expenses related to the exit of the Home Loans business and previously announced anti-money laundering and related compliance program enhancements.

Total loans ended the quarter at $69.0 billion, up 4.8% compared to the prior year. Credit card loans ended the quarter at $54.9 billion, up 4.2% from the prior year. Personal loans increased $604 million, or 13.2%, from the prior year and private student loans increased $269 million, or 3.3%, from the prior year. Excluding purchased student loans, private student loans grew $803 million, or 18.5%, from the prior year.

Revenue net of interest expense increased $12 million, up 1% from the prior year.

Net interest income increased $47 million, or 3%, from the prior year, benefiting from loan growth partially offset by margin compression. Net interest margin was 9.63%, down 22 basis points from the prior year primarily due to an increase in funding costs and a decline in card yield. Interest expense as a percent of total loans increased 13 basis points from the prior year as a result of actions taken in prior quarters to extend funding duration. Credit card yield was 12.04%, a decrease of 6 basis points from the prior year due to portfolio mix.

Other income decreased $35 million, or 7%, from the prior year due to higher rewards expense and lower protection products revenue.

The delinquency rate for credit card loans over 30 days past due was 1.55%, down 8 basis points from the prior year and down 9 basis points from the prior quarter. Credit card net charge-off rate for the second quarter was 2.28%, down 5 basis points from the prior year and down 12 basis points from the prior quarter. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 1.02%, down 28 basis points from the prior year. The personal loans net charge-off rate of 2.10% increased by 15 basis points from the prior year.

Provision for loan losses of $306 million decreased $54 million from the prior year. Net charge-offs increased $10 million due primarily to several years of consistent loan growth. The reserve release for the second quarter of 2015 was $41 million due to an improved outlook for card credit, versus a $23 million reserve build in the prior year.

Expenses increased $136 million, or 18%, from the prior year partially driven by higher regulatory and compliance costs. Professional fees increased in part due to $19 million in costs associated with anti-money laundering and related compliance program enhancements. Marketing expenses increased due to higher spending across lending products and the discontinuation of a previously recurring postal rebate that was in the prior year. Employee compensation increased largely due to increased staffing driven in part by regulatory and compliance needs. Non-recurring pretax charges associated with the closure of the Home Loans business totaled $23 million.

Payment Services

Payment Services pretax income was $28 million in the quarter, down $3 million from the prior year. Payment Services dollar volume was $47.5 billion, down 7% from the prior year. PULSE transaction dollar volume was down 10% year-over-year due to the loss of some volume from a large debit issuer. Network Partners volume was up $919 million, or 35% from the prior year driven by AribaPay volume.

Share Repurchases

During the second quarter of 2015, the company repurchased approximately 7 million shares of common stock for $425 million. Shares of common stock outstanding declined by 1.6% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Wednesday, July 22, 2015, at 5:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2014 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).